Exhibit 3.4

HINGE HEALTH, INC.

AMENDMENT TO BYLAWS

THIS AMENDMENT (this “Amendment”), dated effective as of January 10, 2020, is made to the Bylaws (the “Bylaws”) of Hinge Health, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning given in the Bylaws.

RECITALS

WHEREAS, Article VIII of the Bylaws provides that the Company’s Board of Directors (the “Board”) may amend the Bylaws if so provided in the Company’s Certificate of Incorporation, as amended (the “Charter”); and

WHEREAS, Article V of the Charter provides that the Board may amend the Bylaws.

AGREEMENT

NOW THEREFORE, the Board hereby amends the Bylaws as follows:

1.	Amendment to Bylaws

The existing Section 2.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Any director may resign at any time upon written notice to the attention of the Secretary of the corporation, such resignation to specify whether it will effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. When one or more directors so resigns and the resignation is effective at a future date, directors holding a majority of the votes held by the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section for the unexpired portion of the term of the director whose place is vacated and until his or her successor has been duly elected and qualified.

Unless otherwise provided in the certificate of incorporation or these Bylaws, and subject to the rights of the holders of any series of Preferred Stock:

(a) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by directors holding a majority of the votes held by the directors then in office, although less than a quorum, or by a sole remaining director.

(b) Whenever the holders of any class or classes or series of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by directors holding a majority of the votes held by the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, or if no such director is in office, by directors holding a majority of the votes held by all directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the votes able to be cast by the directors then in office constitute less than a majority of the votes held by the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.”

The existing Section 4.4 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the directors holding a majority of the votes held by the members of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer or to the President or the Secretary. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.”

The existing Section 7.9 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary, except as expressly permitted in this Section 7.9, a stockholder shall not transfer, whether by sale, gift, assignment, pledge or otherwise dispose of or encumber, any shares of the corporation’s stock, or any economic or beneficial rights or interest in any such shares, to any person unless such transfer is approved by the Board of Directors prior to such transfer, which approval may be granted or withheld in the Board of Directors’ sole and absolute discretion for any legitimate corporate purpose. Any transaction designed to give the stockholder essentially the same economic benefit as a sale of the shares shall be deemed to constitute a transfer of the shares. Any purported transfer of any shares of the corporation’s stock effected in violation of this Section 7.9 shall be null and void and shall have no force or effect and the corporation shall not register any such purported transfer.

Any stockholder seeking the approval of the Board of Directors of a transfer of some or all of its shares shall give written notice thereof to the Secretary of the corporation that shall include: (a) the name of the stockholder; (b) the proposed transferee; (c) the number of shares of the transfer of which approval is thereby requested; and (d) the purchase price (if any) of the shares proposed for transfer. The corporation may require the stockholder to supplement its notice with such additional information as the corporation may request.

Upon receipt by the corporation or the transfer agent of the corporation of proper transfer instructions from the record holder of uncertificated shares or upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or uncertificated shares to the person entitled thereto, cancel the old certificate, if any, and record the transaction in its books.

The restriction on transfer set forth in this Section 7.9 will not apply to the transfer of shares of (i) Preferred Stock or the transfer of any shares of Common Stock issued upon the conversion of any shares of Preferred Stock, or (ii) Common Stock acquired by one or more Investors pursuant to a secondary sale. For the purpose of this Section 7.9, “Investors” shall mean the holders of shares of Preferred Stock and each of their affiliates.”

2.	Miscellaneous

(a) Ratification. Except as specifically set forth herein, the Bylaws shall continue in full force and effect.

(b) Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, as applied to agreements made and to be performed entirely within the State of Delaware.

(c) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

This Amendment to the Bylaws of Hinge Health, Inc. was adopted by the Board of Directors on January 10, 2020.

/s/ David Wood
Name: David Wood
Title: Secretary

SIGNATURE PAGE TO AMENDMENT TO BYLAWS